Exhibit 99.2

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

January 25, 2016

The Board of Directors

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, CA 92612

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 20, 2015, to the Board of Directors of Western Digital Corporation (“Western Digital”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of Western Digital’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated”, “THE MERGER — Background of the Merger”, “THE MERGER — Western Digital’s Reasons for the Merger and Recommendation of Western Digital’s Board of Directors”, and “THE MERGER — Opinion of Western Digital’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated” in the joint proxy statement/prospectus relating to the proposed merger involving Western Digital and SanDisk Corporation (“SanDisk”), which joint proxy statement/prospectus forms a part of Western Digital’s Registration Statement on Form S-4/A to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED